Exhibit 99.1

Contacts:
Dan Darazsdi
+1 910 558 7915
daniel.darazsdi@wilm.ppdi.com

Luke Heagle
+1 910 558 7585
luke.heagle@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Fourth Quarter and Full Year 2008 Financial Results

Highlights:

•	Q4 2008 new authorizations of $789 million

•	Backlog at December 31, 2008 of $3.2 billion

•	Full year 2008 cash flow from operations of $380 million

WILMINGTON, N.C. (February 9, 2009) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2008.

PPD recorded net revenue of $368.2 million for the fourth quarter of 2008, compared to net revenue of $375.0 million for the fourth quarter of 2007. Fourth quarter 2008 income from operations was $71.9 million, an increase of 28.3 percent compared to income from operations of $56.0 million for the same period in 2007. Fourth quarter 2008 diluted earnings per share were $0.40, an increase of 17.6 percent compared to diluted earnings per share of $0.34 for the same period last year. Fourth quarter 2008 diluted earnings per share included asset impairment charges of $7.0 million, or $0.04 per share, resulting from Accentia Biopharmaceuticals, Inc.’s bankruptcy filing in November 2008. Excluding these charges, diluted earnings per share for the fourth quarter of 2008 were $0.44.

Net revenue for the full year ended December 31, 2008, was $1.57 billion, an increase of 11.0 percent compared to net revenue of $1.41 billion for the full year 2007. Full year 2008 income from operations was $281.8 million, an increase of 22.5 percent compared to income from operations of $230.0 million for the same period in 2007. Diluted earnings per share for the full year 2008 were $1.56, an increase of 14.7 percent compared to diluted earnings per share of $1.36 for the same period last year. Full year 2008 diluted earnings per share included asset and investment impairments of $24.1 million, or $0.14 per share. Excluding these charges, diluted earnings per share for the full year 2008 were $1.70.

Development

Development segment net revenue for the fourth quarter of 2008 was $338.7 million, compared to net revenue of $334.9 million for the fourth quarter of 2007. Development segment income from operations for the fourth quarter of 2008 was $72.8 million, an increase of 23.1 percent compared to income from operations of $59.1 million for the same period in 2007.

Full year 2008 development segment net revenue was $1.42 billion, an increase of 11.0 percent compared to net revenue of $1.28 billion for the full year 2007. Development segment income from operations for the full year 2008 was $273.1 million, an increase of 10.7 percent compared to income from operations of $246.6 million for the same period in 2007.

Discovery Sciences

Discovery sciences segment net revenue for the fourth quarter of 2008 was $5.1 million, compared to net revenue of $6.4 million for the fourth quarter of 2007. Discovery sciences segment loss from operations for the fourth quarter of 2008 was $0.9 million, compared to a loss from operations of $3.1 million for the same period in 2007. The loss for the fourth quarter of 2008 was lower than the prior year loss primarily due to a decrease in research and development expenditures.

Full year 2008 discovery sciences segment net revenue was $36.9 million, an increase of 84.9 percent compared to net revenue of $20.0 million for the full year 2007. Full year 2008 discovery sciences segment net revenue included two milestone payments from Takeda Pharmaceutical Company Limited totaling $18.0 million triggered by the U.S. Food and Drug Administration’s acceptance of Takeda’s new drug application, or NDA, for alogliptin in the United States and the submission of its NDA for alogliptin to the Ministry of Health, Labour and Welfare in Japan. Discovery sciences segment income from operations for the full year 2008 was $8.7 million, compared to a loss from operations of $16.6 million for the same period in 2007.

Other Financial Information

New business authorizations for the fourth quarter of 2008 totaled $788.9 million, a 28.6 percent year-over-year increase. Fourth quarter 2008 new business authorizations included $110.0 million related to the company’s previously announced acquisition of Merck & Co., Inc.’s vaccine testing facility. The net book-to-bill ratio was 1.73 for the fourth quarter of 2008. Backlog at December 31, 2008, was $3.2 billion, a 21.3 percent year-over-year increase.

Days sales outstanding for the full year 2008 were 42.2 days, compared to 50.8 days at December 31, 2007. Cash flow from operations for the fourth quarter of 2008 was $121.7 million, resulting in full year 2008 cash flow from operations of $380.5 million. At December 31, 2008, PPD had $608.4 million in cash and investments, after giving effect to the payment of the company’s fourth quarter dividend and the use of $22.7 million in cash to repurchase PPD shares during the fourth quarter under its previously announced share repurchase program. The effective tax rate for the fourth quarter of 2008 was 32.0 percent, bringing the year-to-date tax rate to 32.8 percent.

“We have made significant progress executing on our global business strategy in 2008, and are delighted to finish the year with strong new business wins and outstanding operating cash flow,” said Fred Eshelman, chief executive officer of PPD. “Although full year revenue was slightly below target, we have entered 2009 with clear indicators for growth and will continue to focus on core business execution throughout the year to drive value for our clients, partners and shareholders.”

Commenting on compound partnering, Eshelman said, “We are pleased with the overall advancement of our portfolio in 2008 and will continue to evaluate new opportunities in this area to further leverage our clinical development expertise and generate long-term, sustainable growth.”

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures, including non-GAAP diluted earnings per share. While non-GAAP financial measures are not superior to or a substitute for the comparable GAAP measures, PPD believes certain non-GAAP information is useful to investors for historical comparison purposes and because it provides additional information on the performance of the company’s core service business. PPD management also uses these non-GAAP financial measures to assess the company’s financial and operating performance and to compare that performance against results from prior periods and the performance of PPD’s competitors. PPD management also uses this information in its financial and operating decision-making. Reconciliations of the non-GAAP financial measures provided in this press release to the most directly comparable GAAP financial measures can be found on the Presentations and Events page within the Investors section of the PPD Website at http://www.ppdi.com.

PPD will conduct a live conference call and audio webcast tomorrow, February 10, 2009, at 10 a.m. EST to discuss its fourth quarter and full year 2008 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	71312221

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 33 countries and approximately 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including statements, expectations and assumptions about company growth and prospects for its compound partnering business, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; success in sales growth; loss of large contracts; increased cancellation rates; costs and risks associated with the development and commercialization of drugs, including uncertainties regarding regulatory submissions and approvals for dapoxetine and alogliptin; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net revenue:
Development	$338,710	$334,947	$1,415,829	$1,275,399
Discovery Sciences	5,135	6,402	36,934	19,979
Reimbursed out-of-pockets	24,327	33,700	117,138	119,087

Total net revenue	368,172	375,049	1,569,901	1,414,465

Direct costs:
Development	154,940	169,251	689,424	641,902
Discovery Sciences	3,077	3,015	11,142	10,610
Reimbursable out-of-pocket expenses	24,327	33,700	117,138	119,087

Total direct costs	182,344	205,966	817,704	771,599

Research and development	1,323	5,017	9,234	19,238
Selling, general and administrative	97,400	93,039	399,111	338,055
Depreciation and amortization	15,244	15,028	60,426	55,592
Impairment of intangible asset	—	—	1,607	—

Income from operations	71,861	55,999	281,819	229,981

Impairment of investment, net of recoveries	(2,306)	(690)	(17,741)	(690)
Other income, net	(146)	5,864	14,761	18,662

Income before income taxes	69,409	61,173	278,839	247,953
Income tax expense	22,211	20,646	91,320	84,552

Net income	$47,198	$40,527	$187,519	$163,401

Net income per share:
Basic	$0.40	$0.34	$1.58	$1.38

Diluted	$0.40	$0.34	$1.56	$1.36

Dividends declared per common share	$0.13	$0.10	$0.43	$0.19

Weighted average number of shares outstanding:
Basic	117,895	118,939	118,792	118,459

Diluted	118,837	120,389	120,097	119,953

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
Cash, cash equivalents, short-term and long-term investments	$608,437	$502,384
Accounts receivable and unbilled services, net	401,303	481,477
Total assets	1,754,428	1,684,375
Unearned income	246,649	205,779
Shareholders’ equity	1,180,996	1,150,096

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31, 2008	December 31, 2007
Cash and cash equivalents	$491,755	$171,427
Auction rate securities	89,618	209,475
Other municipal debt securities	27,064	111,230
Other securities	—	10,252

	$608,437	$502,384